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                                                                  EXHIBIT (d)(5)

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE


                          IN AND FOR NEW CASTLE COUNTY

-------------------------------------------- --------x
                                                     :
IN RE IBP, INC.                                      :    CONSOLIDATED
SHAREHOLDERS LITIGATION                              :    CIVIL ACTION NO. 18373
                                                     :
-------------------------------------------- --------x
                                                     :
IBP, INC.,                                           :
                                                     :
      Defendant and Cross-Claim Plaintiff,           :
      and Counterclaim Defendant.                    :
   v.                                                :
                                                     :
TYSON FOODS, INC. and LASSO                          :
ACQUISITION CORPORATION,                             :
                                                     :
      Defendants, Cross-Claim Defendants             :
      and Counterclaim Plaintiffs.                   :
                                                     :
                                                     :
-------------------------------------------- --------x

                              STIPULATION AND ORDER
                              ---------------------

     WHEREAS, the Court has today entered an Order, Judgment and Decree in this action (the "Post-Trial Order"); and

     WHEREAS, the undersigned parties and the board of directors of IBP and the executive committee of the board of directors of Tyson have determined that it is in the best interests of the parties and their respective shareholders to resolve certain outstanding issues and disputes among them relating to the Merger Agreement and the Confidentiality Agreement and to facilitate the consummation of the transactions contemplated by the Merger Agreement by the entry of this Stipulation and Order:

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     IT IS HEREBY STIPULATED, subject to the approval of the Court, as follows:

     1. Tyson shall take such steps as are necessary to consummate the transactions contemplated by the Merger Agreement, as modified (by the agreement of Tyson and IBP) by Annex A to this Stipulation and Order, at such times as are specified in Annex A. Tyson's consummation of the transactions contemplated by Annex A shall be deemed to be compliance with the terms of the Post-Trial Order. If the tender offer contemplated by Annex A is not consummated by August 15, 2001 (or by September 1, 2001, if the time for consummation has been extended to such date pursuant to the terms of paragraph 2 of Annex A) or the merger contemplated by Annex A is not consummated by November 15, 2001, either IBP or Tyson shall be entitled to move the Court for an appropriate remedy including, but not limited to, specific performance of such transactions, or specific performance of the Cash Election Merger provided for in Section 3.06 and Annex III of the Merger Agreement, and/or damages, and each party shall be entitled to oppose any such motion on any appropriate grounds. Nothing herein other than consummation of the transactions contemplated by Annex A shall be deemed to exculpate Tyson from any liability for breach of the Merger Agreement under the Court's Memorandum Opinion of June 15, 2001, as subsequently revised in its Opinion of June 18, 2001.

     2. Subject to Tyson's compliance with the terms hereof, IBP agrees not to seek an award of interest on any portion of the consideration that may have been required to be paid to IBP shareholders pursuant to the Post-Trial Order or any adjustment to the financial terms of such consideration on account of the delay in consummation occasioned by what the Court has determined to be Tyson's breach of the Merger Agreement. If, however, the tender offer contemplated by Annex A is not consummated by August 15, 2001 (or by September 1, 2001, if the time for consummation has been extended to such date pursuant to the terms of para-

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graph 2 of Annex A) for any reason or the merger contemplated by Annex A is not consummated by November 15, 2001 for any reason, IBP shall be entitled to move for an award of interest and/or an adjustment to the financial terms of the consideration to be paid to IBP shareholders on account of what the Court has determined to be Tyson's breach, and Tyson shall be entitled to oppose any such motion on any appropriate grounds. Nothing in this paragraph 2 shall be deemed to limit or otherwise impair Tyson's right to move the Court for an appropriate remedy as specified in paragraph 1 above.

     3. The Court shall retain exclusive jurisdiction over this action to assure compliance with the terms of the Post-Trial Order, this Stipulation and Order and Annex A. Tyson will not seek to vacate, modify or appeal from the preliminary injunction entered by the Court on May 10, 2001 and will not commence any action against IBP arising out of or relating to this Stipulation and Order in any other forum, unless and until the Court determines that Tyson is not required to consummate the tender offer contemplated by Annex A or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP shareholders and/or damages on account of what the Court has determined to be Tyson's breach of the Merger Agreement; provided, however, that nothing herein shall be deemed to be (i) a waiver by IBP of any of its rights under the forum selection clause of the Confidentiality Agreement,
(ii) a consent by IBP to the lifting or modification of the Court's preliminary injunction dated May 10, 2001 or to the jurisdiction of, or propriety of litigating in, any forum other than this Court, (iii) a waiver by Tyson of any of its rights with respect to the Confidentiality Agreement or the Court's preliminary injunction, or (iv) a consent by Tyson to the Court's preliminary injunction. Promptly following consummation of such tender offer and the acquisition of 50.1% of the outstanding shares of IBP common stock thereunder, Tyson will take all necessary steps to

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obtain dismissal with prejudice of the action entitled Tyson Foods, Inc., et al.
                                                       -------------------------
v. IBP, inc., et al., Case No. E2001-749-4, currently pending in the Chancery
   ------------------
Court of Washington County, Arkansas.

     4. Neither Tyson nor IBP shall move for the entry of a final judgment with respect to the Post-Trial Order unless and until the Court determines that Tyson is not required to consummate the tender offer contemplated by Annex A or IBP moves for an award of interest, an adjustment to the financial terms of the consideration to be paid to IBP shareholders and/or damages on account of what the Court has determined to be Tyson's breach of the Merger Agreement.

Dated:  June 27, 2001


SKADDEN, ARPS, SLATE, MEAGHER &          Young Conaway Stargatt & Taylor, LLP
     FLOM LLP
By:                                      By:
    ------------------------                 --------------------------
     Anthony W. Clark                             William D. Johnston
One Rodney Square                        Eleventh Floor, Wilmington Trust Center
P.O. Box 636                             1100 North Market Street
Wilmington, Delaware  19899              P.O. Box 391
(302) 651-3000                           Wilmington, DE  19899-0391
Attorneys for Defendants, Cross-Claim    (302) 571-6600
     Defendants and Counterclaim
     Plaintiffs  Tyson Foods, Inc.       Of Counsel:
     and Lasso Acquisition Corporation
                                         Wachtell, Lipton, Rosen & Katz
                                         51 West 52nd Street
                                         New York, NY  10019
                                         (212) 403-1000

                                         Attorneys for Cross-claim Plaintiff and
                                                  Counterclaim Defendant IBP,
                                                  inc. and Individual Defendants


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So ordered this       day of       2001:
                -----        -----

---------------------------------
Vice Chancellor



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                                     Annex A
                                     -------

     1. Tyson shall cause Merger Co. to commence a tender offer (the "New Offer") as promptly as practicable but in any event within five business days of the Court's signing of the foregoing Stipulation and Order. The New Offer shall initially remain open for twenty business days from the date of commencement thereof. Except as modified by the foregoing Stipulation and Order and this Annex A thereto, the New Offer shall be made on the same terms and conditions as contemplated by Section 2.01(a), (e), (f) and (g) and 2.02(b), (d) and (e) of the Merger Agreement with respect to the Offer.

     2. Annex I of the Merger Agreement is hereby modified (other than for purposes of Section 11.01(g)) to provide that the only conditions to the obligation of Merger Co. to consummate the New Offer are (v) the Minimum Condition, (w) the nonoccurrence of the conditions set forth in paragraphs
(a)(2), (f) and (g) of Annex I, (x) the nonoccurrence of the condition set forth in paragraph (d) of Annex I solely as it relates to the representations and warranties contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 and in the last sentence of this paragraph (as modified by a disclosure schedule provided to Tyson on the date hereof), (y) except as heretofore or hereafter consented to by Tyson, the compliance by the Company with Sections 2.01(e), 2.02(a), (b), (d) and (e), 7.01, 7.03, 7.05, 7.06, 7.09, 9.02 and 9.03 of the Merger Agreement (as
modified by a disclosure schedule provided to Tyson on the date hereof), with such exceptions as would not in the aggregate have a Material Adverse Effect and
(z) the condition set forth in the next to last sentence of this paragraph. Merger Co. may delay the acceptance for payment of any tendered shares of Company Common Stock only upon the failure to occur of the conditions specified above; provided that, in no event shall Merger Co. be obligated to close prior to August 15, 2001 unless prior to such date there is entered an order approving the settlement of this Con-

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solidated Action in accordance with the Stipulation and Settlement dated as of
June 27, 2001, in which case Merger Co. shall be obligated to consummate the New Offer as promptly as practicable after the date of the entry of such order, subject to the immediately succeeding proviso and assuming the satisfaction of the other conditions to the consummation of the New Offer and the passage of the minimum offering period under the Exchange Act, and provided further, that, in no event shall Merger Co. be obligated to close prior to September 1, 2001 unless prior to such date Tyson has obtained financing to pay for such tendered shares, in which case Merger Co. shall be obligated to consummate the New Offer as promptly as practicable after Tyson has obtained such financing, subject to the immediately preceding proviso and assuming the satisfaction of the other conditions to the consummation of the New Offer and the passage of the minimum offering period under the Exchange Act. Notwithstanding anything herein to the contrary, the entry of such an order shall be a condition only to Merger Co.'s obligation to close prior to August 15, 2001 and shall not be a condition to Merger Co.'s obligation to close on and after August 15, 2001; and the obtaining of such financing shall be a condition only to Merger Co.'s obligation to close prior to September 1, 2001 and shall not be a condition to Merger Co.'s obligation to close on and after September 1, 2001. Merger Co. shall not be obligated to consummate the New Offer if PricewaterhouseCoopers shall have withdrawn its opinion with respect to the Company's audited consolidated financial statements for the year ended December 30, 2000 and shall not have given an opinion (which is unqualified with respect to the accounting principles used and the completeness of disclosures made) with respect to an amended or restated version of such financial statements (it being understood that the fact that any such amendment or restatement has been made shall not relieve Merger Co. of its obligation to consummate the New Offer); and any change with respect to accounting policies or procedures adopted by the Com-pany in order to obtain the opinion described above shall be deemed consented to by Tyson. The Company's management is not aware as of the date hereof of any circumstances that would result in PricewaterhouseCoopers withdrawing its opinion with respect to the Company's audited consolidated financial statements for the year ended December 30, 2000.

     3. Sections 2.01(b), (c), (d) and (h), Section 2.02(c) and Section 2.04 are hereby deleted as well as any other references to the Exchange Offer in the Merger Agreement.

     4. Section 2.02(a) and Section 2.03 shall remain in full force and effect.

     5. Article 3 (other than Section 3.06 which is hereby deleted) and Article 4 shall remain in full force and effect.

     6. Article 5, other than Sections 5.01, 5.02, 5.03, 5.04 and 5.05, is hereby deleted.

     7. Article 6 shall remain in full force and effect.

     8. Article 7 shall remain in full force and effect, except that there shall be substituted for "$15,000,000" in Section 7.04(b)(i) "$59,000,000". Section
7.01(c) shall be deemed to apply mutatis mutandis to Tyson.

     9. Article 8 shall remain in full force and effect. Contemporaneously herewith, Tyson is causing to be delivered by Tyson Limited Partnership (the "Partnership") a voting agreement in the form attached as Exhibit B to the Merger Agreement, reaffirming, among other things, that the Partnership will cause to be voted all of the shares it now owns or has the power


                                       -3-

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to vote to approve the issuance of Tyson's Class A Common Stock with respect to the Merger, as modified by the terms of the foregoing Stipulation and Order and this Annex A thereto.

     10. Article 9 shall remain in full force and effect, except that the Company shall commence preparation of the Company Proxy Statement and Tyson shall promptly prepare the Merger Form S-4 and they shall cause such documents to be filed with the SEC as promptly as practicable. The Company Proxy Statement will be mailed to shareholders of record promptly after the Merger Form S-4 has been declared effective and shares acquired in the New Offer have been registered in the name of Tyson or Merger Co. The Company shall provide to the institutions providing the financing for the New Offer such reasonable and customary certificates as are necessary with respect to its historical financial statements in connection with the obtaining of such financing.

     11. Article 10 shall remain in full force and effect.

     12. Article 11 shall remain in full force and effect except that Section
11.01 shall be modified to change the reference in (b)(i) to August 15, 2001, and Sections 11.01(b)(ii), (c) and (f) shall be deleted.

     13. Article 12 shall remain in full force and effect.


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